Exhibit 99.1

Pacific Capital Bancorp Completes Acquisition of First Bancshares, Inc.

    SANTA BARBARA, Calif.--(BUSINESS WIRE)--Aug. 1, 2005--Pacific Capital Bancorp (Nasdaq:PCBC) has announced that its acquisition of First Bancshares, Inc. (Pink Sheets:FSLO) was completed today. Under the definitive agreement, announced February 28, 2005, Pacific Capital Bancorp has acquired First Bancshares in an all cash transaction valued at approximately $60.8 million or $48 per each diluted share of FSLO common stock.
    First Bancshares, Inc. conducts business through its wholly owned subsidiary, First Bank of San Luis Obispo. First Bank will operate its two branches under its same name as an additional brand of Pacific Capital Bank, N.A.
    Pacific Capital Bancorp, with $6.2 billion in assets, is the parent company of Pacific Capital Bank, N.A., a nationally chartered bank that operates under the local brand names of Santa Barbara Bank & Trust, First National Bank of Central California, South Valley National Bank, San Benito Bank and Pacific Capital Bank.
    The company's Web site can be found at www.pcbancorp.com.

    This press release contains forward-looking statements with respect to the financial condition, results of operation and business of Pacific Capital Bancorp and First Bancshares, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements that relate to future financial performance and condition, and pending mergers. These forward-looking statements involve certain risks and uncertainties, many of which are beyond Pacific Capital Bancorp's control. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others: 1) the success of Pacific Capital Bancorp at integrating First Bancshares, Inc. into its organization; 2) changes in the interest rate environment reducing interest margins or increasing interest rate risk; 3) deterioration in general economic conditions, internationally, nationally or in the State of California; 4) increased competitive pressure among financial services companies; 5) legislative or regulatory changes adversely affecting the businesses in which Pacific Capital Bancorp and/or First Bancshares, Inc. engage; 6) the impact of any future terrorist acts or military actions; and 7) other risks detailed in reports filed by Pacific Capital Bancorp with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and neither Pacific Capital Bancorp nor First Bancshares, Inc. undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

    CONTACT: Pacific Capital Bancorp
             Debbie Whiteley, 805-884-6680
             Debbie.Whiteley@pcbancorp.com